Exhibit 99.1

United Energy Corporation 600 Meadowlands Parkway, #20 Secaucus, New Jersey 07094 p: 201-842-0288 f: 201-842-1307 www.unitedenergycorp.net

United Energy Corp. Announces $5.1 Million Equity Financing

March 28, 2006 - United Energy Corp.(“United “) ( UNRG.OB) announced today that on March 24, 2006, it completed a private equity financing pursuant to which it raised $5,100,000 of gross proceeds from the sale of 4,250,000 shares of its common stock at a purchase price of $1.20 per share. Such shares of United’s common stock have not been registered under the Securities Act of 1933, as amended, but United has agreed to file a registration statement with the SEC registering all of such shares for resale under the Securities Act of 1933, as amended.

Commenting on the completion of the offering, United CEO, Brian King stated, “ United is pleased to have completed this offering which we believe will provide United with sufficient working capital to implement its growth strategy.”

United Energy Corp. (OTC Bulletin Board: UNRG.OB - News), is headquartered in Secaucus, NJ, and primarily engaged in the development and marketing of specialty chemical solutions for the oil and gas industry. Its patented K- Line of products have proven effective in stimulating oil well production, reducing viscosity and drag in pipelines and in recovering oil from sludge in storage tanks.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements that may involve a number of risks and uncertainties. Actual results may vary significantly based on a number of factors, including, but not limited to, risks in the product and technology development, market acceptance of the new products and continuing product demand, the impact of competitive products and pricing, changing economic conditions, including changes in short-term interest rates and foreign currency fluctuations and other risk factors detailed in United Energy’s most recent periodic reports pursuant to the Securities and Exchange Act of 1934 and other filings with the Securities and Exchange Commission.